EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149279, 333-155889, 333-170563, 333-187369, and 333-217654 on Form S-8, and Registration Statement Nos. 333-119090 and 333-229029 on Form S-3 of our reports dated March 11, 2020, relating to the consolidated financial statements of Allied Motion Technologies Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Allied Motion Technologies Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Williamsville, New York

March 11, 2020